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                                                                    EXHIBIT 99.1

                 INTERNATIONAL GAME TECHNOLOGY AND ACRES GAMING
                           ANNOUNCE MERGER AGREEMENT

         (RENO, NV - JUNE 30, 2003) - International Game Technology (NYSE: IGT)
(IGT) and Acres Gaming Incorporated (Nasdaq: AGAM) announced today that the Boards of Directors of both companies have unanimously approved a definitive agreement pursuant to which Acres will merge with a subsidiary of International Game Technology. Under the terms of the agreement, IGT will pay $11.50 per share in an all cash transaction, representing an aggregate purchase price of approximately $130 million on a fully diluted share basis. IGT estimates that the transaction will be neutral to slightly accretive to earnings per share on a full year basis, subject to final purchase accounting adjustments.

         Acres specializes in the development of gaming systems technology that enables casino operators to increase patron loyalty. The resulting combination will position IGT as a leading provider of gaming systems to the world-wide casino market.

         "The combined IGT/Acres product offering will provide all of our customers with more product choices, increased customer service and exciting innovations that will enhance the gaming experience of the player," commented Rich Pennington, Executive Vice President of Product Development for IGT.

         "Acres and IGT have worked together on many successful initiatives over the years," said Bud Glisson, Acres' CEO. "The actual combination of our technologies and people will further strengthen our capacity to continue to provide reliable and innovative system products in the gaming industry."

         The merger is subject to the approval of Acres' stockholders, various regulatory approvals, including Hart-Scott-Rodino and gaming regulatory approvals, and other conditions. The companies anticipate that the transaction will be completed in the fourth calendar quarter of 2003.

         The Seidler Companies Incorporated provided a fairness opinion and acted as financial advisor to Acres.

         IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

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Statements in this release regarding IGT and Acres, which are not historical facts, are "forward-looking" statements under the Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties, including changes in demand for the companies' products because of a reduction in the growth of markets or changes in the popularity of their products, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers and uncertainties generally associated with the development and manufacturing of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and its financial results are included in its Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission. For more information on International Game Technology, visit the IGT company web site at http://www.igt.com.

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